Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 No. 333-253720) and related Prospectus of Gamida Cell Ltd. and its subsidiary (the “Company”) for the registration of its ordinary shares and to the incorporation by reference therein of our report dated March 9, 2021, with respect to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) , included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER	Tel-Aviv, Israel
A Member of Ernst & Young Global	March 11, 2021